Exhibit 10.26

Your Name:	NetSuite, Inc.
Your Location:	2955 Campus Drive
Suite 100
San Mateo, CA 94403

ORACLE CONTRACT INFORMATION

Agreement	Oracle License and Services Agreement
Agreement Name	US-TERM-OLSAv040407-NETSUITE INC-11365829-27-MAY-07

This ordering document incorporates by reference the terms of the agreement specified above (the “agreement”).

A.	PROGRAMS AND SERVICES

NetSuite, Inc. has ordered the program licenses and 12 months of technical support services described below. Listed below is a summary of net fees due under this ordering document. These fees are exclusive of any applicable shipping charges or applicable taxes.

The programs designated below with an asterisk (“*”) are for use on an unlimited number of Processors for a [**] term, subject to the fixing requirements and all other terms and conditions of this ordering document (each such program being referred to as an “Unlimited Deployment Program” and collectively as the “Unlimited Deployment Programs”).

The programs designated below with two asterisks (“**”) are for use on up to the number of Processors specified below (“Maximum Quantity”) for a [**] term, subject to the fixing requirements and all other terms and conditions of this ordering document (each such program being referred to as a “Capped Deployment Program” and collectively as the “Capped Deployment Programs”).

The Unlimited Deployment Programs and the Capped Deployment Programs are collectively referred to herein as the “Deployment Programs.”

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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All fees on this ordering document are U.S dollars.

Product Description / License Type	Quantity
*Oracle Database Enterprise Edition – Processor Perpetual	[**]
*Oracle Real Application Clusters – Processor Perpetual	[**]
*Oracle Partitioning – Processor Perpetual	[**]
*Oracle Diagnostic Management Pack – Processor Perpetual	[**]
*Oracle Tuning Management Pack – Processor Perpetual	[**]
*Internet Application Server Java Edition – Processor Perpetual	[**]
*Coherence Grid Edition – Processor Perpetual	[**]
**Coherence Real Time Client – Processor Perpetual	[**]
**Data Mining – Processor Perpetual	[**]

Net Fees
Net License Fees:	[**]
Net Technical Support Fees:	[**]
Total Net Fees	$5,646,173.45

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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B.	GENERAL TERMS

1.	Commencement Date

All program licenses and the period of performance for all services are effective upon shipment of tangible media or upon the effective date of this ordering document if shipment of tangible media is not required.

2.	Territory

The program licenses and services described in section A are for use worldwide, subject to U.S. export laws. To enable Oracle to provide services and accurately report revenue for tax purposes, it is estimated that the program licenses listed in section A shall be installed and/or accessed in each applicable country as listed on the attached Exhibit C Estimated Territory Usage. Your use of the programs is not limited to these estimates.

3.	Fees, Invoicing, and Payment Obligation

a.	All fees due under this ordering document shall be non-cancellable and the sums paid nonrefundable, except as provided in the agreement.

b.	License and services fees are invoiced as of the commencement date. Service fees are invoiced in advance of the service performance; specifically, technical support fees are invoiced annually in advance. The total annual technical support fees due under this ordering document and specified in section A above include the existing annual technical support fees for the Converted and Replaced Licenses (as defined in section F.1 below) as well as the incremental technical support frees due for the program licenses specified in section A, including the licenses of the Deployment Programs.

c.	The technical support fees due under this ordering document shall be reduced by the amount of unused technical support associated with the Converted and Replaced Licenses (as defined in section F.1 below), provided the invoices for such technical support have been paid in full. The amount of unused technical support as of 31-OCT-07 is [**] and represents an estimate of the technical support fee credit. The actual support fee reduction will be processed as of the effective date of this ordering document.

d.	In addition to the fees listed in section A, Oracle will invoice you for any applicable shipping charges or applicable taxes.

e.	In entering into payment obligations under this ordering document, you agree and acknowledge that you have not relied on the future availability of any program or updates. However, (a) if you order technical support for programs licensed under this ordering document, the preceding sentence does not relieve Oracle of its obligation to provide such technical support under this ordering document, if-and-when available, in accordance with Oracle’s then current technical support policies; and (b) the preceding sentence does not change the rights granted to you for any program licensed under this ordering document, per the terms of this ordering document and the agreement.

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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f.	Provided that you comply with the delivery terms in the section B.4.a, Oracle shall not invoice you for sales tax pursuant to California law based on the net license fees in section A for the programs delivered by electronic download; however, you agree to indemnify and hold Oracle harmless from and against any claims, losses, damages, costs, and expenses arising from imposition of sales tax based on the net license fees for the programs licenses listed in section A. Oracle shall invoice you and you are required to pay any applicable taxes related to the net support fees (specifically Software Update License & Support fees) for the ordered technical support services listed in section A.

4.	Delivery and Installation

a.	Oracle has made available to you for electronic download at the electronic delivery web site located at the following Internet URL: http://edelivery.oracle.com/exempt the programs listed in section A. Through the Internet URL, you can access and electronically download to your California location a current production release as of the effective date below of the software and related program documentation for each program listed in section A. You shall have 60 days from the effective date of this ordering document to complete the download of the software and program documentation. Please be advised that not all programs are available on all hardware/operating system combinations. For current program availability please check the electronic delivery web site. Oracle is under no further delivery obligation under this ordering document, electronic or otherwise. You agree to execute and return the attached Certificate of Electronic Delivery simultaneously with the execution and return of this ordering document.

b.	You shall be responsible for installation of the software.

5.	Total Support Stream

For purposes of this ordering document, the “Total Support Stream” shall mean: (i) the existing technical support for the Converted and Replaced Licenses (as defined in section F.1 below); (ii) the technical support for the Program licenses as specified in section A, including the Deployment Programs; (iii) technical support for all Oracle programs licensed by your merged or acquired entities, as described in section C.2 below; (iv) Existing Technical Support for the Qualifying Entities (as defined below) and (v) technical support for any program licenses purchased under section D.1 (Price Hold).

6.	Customer Definition

Notwithstanding anything to the contrary in the agreement, for purposes of this ordering document only, “you” and “your” shall mean the company listed at the head of this ordering document and you will be the only entity allowed to use the Deployment Programs (as defined below) licensed under this ordering document. Except as provided for in section C.4, none of your affiliates, majority or minority owned subsidiaries, parent companies, or any entities created through a divestiture or reorganization of your company may access or use any of the Deployment Programs and such programs may not be used for the benefit of (i.e. to track or process the data of or for) such entities.

7.	Source Code

Oracle may deliver source code as part of its standard delivery for particular programs; all source code delivered by Oracle is subject to the terms of the agreement, ordering document, and program documentation.

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8.	Segmentation

The program licenses provided in this ordering document are offered separately from any other proposal for consulting services you may receive or have received from Oracle and do not require you to purchase Oracle consulting services.

9.	Customer Reference

Oracle may orally refer to you as a customer in sales presentations and activities. Upon written consent from you, Oracle may refer to you as a customer in written sales presentations and marketing vehicles.

10.	Order of Precedence

In the event of any inconsistencies between the agreement and this ordering document, this ordering document shall take precedence.

C.	DEPLOYMENT

1.	Deployment Right

a.	General. In consideration of the payment to Oracle of the license and technical support fees specified in section A, for [**] from the effective date of this ordering document (or such earlier period as set forth below in sections C.1.c or C.3) (the “Deployment Period”), you will receive the right to use (i) the Unlimited Deployment Programs on an unlimited number of Processors (the “Unlimited Deployment Right”) and (ii) the Capped Deployment Programs on up to the quantity of Processors specified (the “Capped Deployment Right”) (the Unlimited Deployment Right and the Capped Deployment Right collectively referred to herein as the “Deployment Right”), provided that (a) your use of the Deployment Programs shall be in compliance with the terms of the agreement and this ordering document, and (b) you continuously maintain the Total Support Stream. If at any time during the Deployment Period (including, without limitation, at the end of the Deployment Period as part of your certification of use of the Capped Deployment Programs pursuant to the certification process set forth in section C.1.b below), your use of a program included in the Capped Deployment Programs exceeds the Maximum Quantity for such program then, upon each such occurrence, you must acquire additional licenses of such program and technical support for such increased use.

On the date that is [**] from the effective date of this ordering document (or earlier as set forth below in sections C.1.c or C.3), the Deployment Period and the Deployment Right shall terminate, and within thirty (30) days of such date that is [**] from the effective date of this ordering document (or earlier as set forth in sections C.1.c or C.3) (the “Certification Date”), you and Oracle shall follow the certification process set forth in section C.1.b below.

b.	Certification Process. On the Certification Date (or Non-Compliance Certification Date, or Accelerated Acquisition Certification Date (as defined below), if applicable), you shall furnish Oracle with a certification signed by a C-level executive of your company verifying the quantity of Processors on which the Deployment Programs are installed and running by you as of the date on which the Deployment Period is terminated, (such certified quantity, the “Certified Deployment”). On the date the Deployment Period is terminated, as applicable, your quantity of Processor licenses for the programs in section A above shall be fixed and limited as set forth in the Certified Deployment.

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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If upon the termination of the Deployment Period a Divested Entity (as defined below) is using the temporary license rights permitted under the terms of section C.4, then for purposes of certifying your use of the Deployment Programs under the terms of this section C.1.b you may not count the program usage of any such Divested Entity.

c.	Breach of Deployment Terms. Upon the date that you first fail to meet any of the conditions specified in section C.1.a above (the “Non-Compliance Date”), then the Deployment Period and the Deployment Right shall immediately terminate, the Certification Date shall be accelerated to 15 business days after the Non-Compliance Date (the “Non-Compliance Certification Date”), and you and Oracle shall follow the certification process set forth in section C.1.b above. As of the Non-Compliance Date, your quantity of licenses for the programs in section A above will be fixed and limited as set forth in such section C.1.b.

You shall not be entitled to any credit or refund as a result of such termination of the Deployment Period. If your non-compliance is due to failure to maintain the Total Support Stream, your program licenses after the Non-Compliance Date and all desupported licenses will be subject to Oracle’s technical support pricing and policies in effect on the Non-Compliance Date.

d.	Expiration or Termination of Deployment Period. Following the expiration or termination of the Deployment Period, your use of the programs licensed and certified pursuant to the certification process set forth in section C.1.b will continue to be in accordance with the agreement and this ordering document.

Following the expiration or termination of the Deployment Period, and regardless of the quantity of program licenses in your Certified Deployment, your annual technical support fee for the programs licensed under this ordering document shall be based on but shall in no event be less than the annual technical support fee you paid for such program licenses at the support renewal immediately prior to the expiration or termination of the Deployment Period.

If at any time after the expiration or termination of the Deployment Period your use of the programs licensed and certified pursuant to the certification process set forth in section C.1.b exceeds the Certified Deployment, then you must acquire additional licenses and technical support for such program(s) for such exceeded use in accordance with Oracle’s then current prices and policies pursuant to section D. 1 below.

If at any time after the expiration or termination of the Deployment Period your use of the programs licensed and certified pursuant to the certification process set forth in section C.1.b decreases such that such use is below the Certified Deployment, you shall not be entitled to a refund or credit of any license and/or technical support fees paid under this ordering document.

e.	Restriction on Assignment. Notwithstanding anything to the contrary in the agreement, during the Deployment Period you may not assign the licenses of the Deployment Programs acquired under this ordering document, or give or transfer an interest in them to another individual or entity.

2.	Acquisition or Merger

If during the Deployment Period you acquire by merger or acquisition, more than fifty percent (50%) of the voting stock and/or assets of another entity (each such acquired entity shall individually be referred to as a “Majority Acquired Entity”) then within thirty (30) days of the consummation of such merger or acquisition, you shall provide Oracle with a written certification, signed by an authorized C-level

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officer of your company, attesting to each of the below as of the acquisition/merger closure date: (i) the gross annual revenue of such Majority Acquired Entity (each such Majority Acquired Entity’s gross annual revenue as of its acquisition/merger close date being referred to as its “Increased Revenue”) and (ii) the quantities (regardless of license type or version) of any existing program licenses of the Deployment Programs possessed by such Majority Acquired Entity (the “Existing Program Licenses”) and the amount of the existing technical support fees for such Existing Program Licenses for such Majority Acquired Entity (the “Existing Technical Support Fees.”) If the Majority Acquired Entity was a publicly traded company prior to its acquisition/merger closure date, then the certification in the preceding sentence shall be based on such Majority Acquired Entity’s gross annual revenue for the fiscal year as specified in its annual report or Form 10K filed most recently prior to its acquisition/merger closure date. If such Majority Acquired Entity was a privately held company prior to the acquisition/merger closure date, then the certification required by the first sentence above shall be based upon a certification by an authorized officer of your company that is provided to Oracle as part of the written certification set forth in the first sentence of this paragraph.

During the Deployment Period, upon Oracle’s request, you must provide a list of all of your Majority Acquired Entities and relevant information regarding each for purposes of determining your compliance with this section C.2, provided, however, that this does not relieve any of your obligations under this section C.2.

Upon certification of a Majority Acquired Entity’s Increased Revenue, the following terms and conditions shall apply:

a.	Majority Acquired Entities Included in the Deployment Right. A Majority Acquired Entity shall be included in your Deployment Right for the remainder of the Deployment Period, subject to the terms and conditions of this ordering document and the agreement, provided that, as of the date of the acquisition/merger closure date of the applicable Majority Acquired Entity, (1) you have continuously maintained the Total Support Stream, (2) the Increased Revenue for such Majority Acquired Entity plus the aggregate Increased Revenues for all Qualifying Entities (as defined below) is equal to or less than [**], (3) you and such Majority Acquired Entity comply with the requirements of section C.2.c below with respect to any Existing Program Licenses and Existing Technical Support Fees of such Majority Acquired Entity. Each Majority Acquired Entity that is included in the Deployment Right under the terms of this section shall be referred to individually as a Qualifying Entity” and collectively as the “Qualifying Entities.”

b.	Majority Acquired Entities not included in the Deployment Right. A Majority Acquired Entity shall not be included in the Deployment Right if any of the conditions of section C.2.a above are not satisfied with respect to such Majority Acquired Entity. Each Majority Acquired Entity that is excluded from your Deployment Right under the terms of this section shall be individually referred to as an “Excluded Entity” and collectively as the “Excluded Entities.” Excluded Entities shall have no right to access or use the Deployment Programs, and the Deployment Programs may not be accessed or used for the benefit of any such Excluded Entity. An Excluded Entity may separately acquire program licenses and technical support from Oracle for use by such Excluded Entity in accordance with Oracle’s then current prices and policies. If an Excluded Entity owns any Existing Program Licenses, then such Excluded Entity must maintain Existing Technical Support Fees in order for you to maintain your Deployment Right.

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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c.	Technical Support for Majority Acquired Entities. Prior to a Qualifying Entity’s inclusion in your Deployment Right, each such Qualifying Entity will be required to convert and replace all of its Existing Program Licenses, in accordance with Oracle’s then current migration and technical support policies. In addition, you acknowledge and agree that (1) prior to a Qualifying Entity’s inclusion in your Deployment Right, you must execute with Oracle an amendment to this ordering document pursuant to which the Qualifying Entity’s Existing Technical Support Fees will be added to the Total Support Stream and (2) such Existing Technical Support Fees must be maintained as part of the Total Support Stream in order for you to maintain your Deployment Right. Reinstatement fees and/or back support fees shall apply if technical support for any Existing Program Licenses has lapsed.

A Qualifying Entity whose Existing Program License are converted and replaced pursuant to this section (1) will no longer have any right to use such Existing Program Licenses, (2) will not be permitted to reinstate such Existing Program Licenses, and (3) will not be entitled to a credit or refund of license fees as a result of such Existing Program Licenses being converted and replaced.

d.	Acquisition of Minority Ownership. If you acquire an entity and become the minority owner of such entity (i.e. ownership of 50% or less of the assets and/or voting shares of an entity), then such entity shall not be included in your Deployment Right and shall not be entitled to access or use the Deployment Programs and the Deployment Programs may not be accessed or used for the benefit of such entities.

3.	Upon Your Acquisition

If you are acquired during the Deployment Period, the Deployment Period and the Deployment Right shall terminate upon the acquisition closure date, the Certification Date shall be accelerated to thirty (30) business days after the acquisition closure date (the “Accelerated Acquisition Certification Date”), and you and Oracle shall follow the certification process set forth in section C.1.b above. As of the acquisition closure date, your quantity of licenses for the programs in section A above will be fixed and limited as set forth in such section C.1.b.

Neither you nor the acquiring entity shall be entitled to any credit or refund as a result of such early termination of the Deployment Period.

4.	Divestiture

If another company is created through a divestiture or reorganization of your business (“Divested Entity”), then upon written notice to Oracle such Divested Entity may use a portion of the licenses of the Deployment Programs acquired under this ordering document during the Deployment Period for up to (6) months following the closing date of such divestiture or reorganization, except as set forth below, (the “Divestiture Period”) provided that: (a) the Divested Entity is not a competitor of Oracle, (b) the Divested Entity agrees in writing to the terms and conditions of the agreement and this ordering document, and (c) the Divestiture Period shall not extend beyond the Deployment Period (i.e., the Divestiture Period shall terminate at the end of the Deployment Period). During the Divestiture Period, the Divested Entity may use the programs only for either their business operations or your business operations. At the end of the Divestiture Period, the Divested Entity shall have no rights under this ordering document. If the Divested Entity wishes to continue its use of the Deployment Programs beyond the Divestiture Period, the Divested Entity must acquire licenses and technical support for the same (in accordance with Oracle’s then current prices and policies) pursuant to a mutually agreeable license agreement and ordering document with Oracle, which will govern its use of the programs.

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D.	FUTURE PURCHASES

1.	Price Hold

a.	For a period of [**] from the effective date of this ordering document, you may order licenses for the programs (and first year of Software License Update & Support for the programs) at the appropriate license and support fees specified on the attached Price Hold Exhibit (Exhibit A), provided (i) such programs are available in production release when ordered, and (ii) you have continuously maintained the Total Support Stream.

b.	Each order placed pursuant to this section must be at least [**] in net license fees. Your purchase on any such order of programs and/or license types that are not listed on the attached Price Hold Exhibit will also count towards this minimum purchase amount.

c.	Each order placed pursuant to this section will specify Oracle’s delivery obligation. If the order specifies delivery, the programs will be delivered via electronic download. If electronic download is not possible or otherwise agreed to the parties, tangible media will be delivered. Whenever the delivery of tangible media is required, you are charged for media and the shipping terms are FCA: Shipping Point, Pre-paid and Add.

d.	All technical support for program licenses acquired under the terms of this section shall be deemed part of the Total Support Stream.

E.	MODIFICATIONS TO THE TERMS OF THE AGREEMENT

The following modifications to the agreement apply only to this ordering document:

1.	Replace the first sentence of the third paragraph of the Technical Support section with the following:

“Software Update License & Support (or any successor technical support offering to Software Update License & Support, “SULS”) acquired with your order may be renewed annually and, if you renew SULS for the same number of licenses for the same Programs, for the first, second, and third renewal years the fee for SULS will not increase over the prior year’s fees. If you renew SULS for the same number of licenses for the same Programs for the fourth and fifth renewal year, the fee for SULS will not increase by more than [**] over the prior year’s fees. For the purposes of the initial, first renewal year, the amount of the prior year’s fees shall be equal to [**].”

F.	OTHER

1.	Converted and Replaced Licenses

a.	General. In connection with the Deployment Right granted under this ordering document, all licenses of any versions or releases of the Deployment Programs that were acquired by you prior to the effective date of this ordering document shall be converted and replaced as of the effective date of this ordering document (the “Converted and Replaced Licenses”). The Converted and Replaced Licenses are specified on the attached Converted and Replaced Licenses Exhibit (Exhibit

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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B). You will no longer have any right to use the Converted and Replaced Licenses, nor will you be permitted to reinstate the Converted and Replaced Licenses. You shall not be entitled to a credit or refund of license fees for the Converted and Replaced Licenses.

b.	Omitted Restated Licenses. The parties agree that they have worked in good faith to list on the Converted and Replaced Licenses Exhibit all licenses of any versions or releases of the Deployment Programs that were acquired by you prior to the effective date of this ordering document. However, the parties acknowledge that some of such licenses may have been inadvertently omitted (“Omitted Licenses”) from the Converted and Replaced Licenses Exhibit and that technical support fees associated with the Omitted Licenses were therefore excluded from the Total Support Stream. If at any time following the effective date of this ordering document either you or Oracle discovers any Omitted Licenses, then the parties agree that: (i) you will continue to pay all technical support fees due in connection with the Omitted Licenses during the Deployment Period, and (ii) the parties will amend this ordering document to add the Omitted Licenses to the Converted and Replaced Licenses Exhibit and to include the technical support fees associated with the Omitted Licenses in the Total Support Stream. You shall not be entitled to a refund or credit of any license and/or technical support fees as the result of any adjustment specified herein.

2.	Internet Hosting

Notwithstanding the terms of the agreement, subject to and as further specified in section F.3, you shall have the right to use the Deployment Programs licensed under this ordering document for the purpose of providing internet hosting services to end users. You may allow such end users to access the Deployment Programs hosted at a site which is separate and apart from your end user, for the end user's business operations and/or to provide services to third parties using the Deployment Programs, provided that all such use shall be subject to the terms of this ordering document and the agreement. The Deployment Programs may not be installed at the end user’s site. You shall not resell or assign your program license to the end user and you shall not provide the end user with access to any Oracle E-Business Suite programs. You agree to be financially responsible to Oracle for all damages or losses resulting from the end user's breach of these terms. The personnel accessing and computers running the Deployment Programs shall be included in determining the quantity of program licenses deployed by you.

3.	Limited Use Proprietary Programs

If the Deployment Programs listed in section A are used for internet hosting purposes as specified in section F.2, they are limited use proprietary programs and may only be used with your proprietary application(s) as defined on Exhibit D, Proprietary Application Hosting Registration Form.

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Technical Contact	Dave Lipscomb	Contract Administrator	Dave Lipscomb

Location	2955 Campus Drive Suite 100 San Mateo, CA 94403	Location	2955 Campus Drive Suite 100 San Mateo, CA 94403

Contact		Contact
Phone	650.627.1000	Phone	650.627.1000
Email Address	dlipscom@netsuite.com	Email Address	dlipscom@netsuite.com

This quote is valid through October 31, 2007, and shall become binding upon execution by you and acceptance by Oracle.

NetSuite, Inc.		ORACLE USA, INC.

Signature	/s/ James McGeever	Signature	/s/ Kindra L. Gaunt
Name	James McGeever	Name	Kindra L. Gaunt
Title	CFO	Title	Manager, License Contracts
Signature Date	31-Oct-07	Signature Date	October 31, 2007
Effective Date	31-Oct-07 (to be completed by Oracle)

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PRICE HOLD

EXHIBIT A

Program	Quantity	License Fee	Software Update License & Support Fee
Oracle Database Enterprise Edition – Processor	1	[**]	[**]
Oracle Real Application Clusters – Processor	1	[**]	[**]
Oracle Partitioning – Processor	1	[**]	[**]
Oracle Diagnostic Management Pack – Processor	1	[**]	[**]
Oracle Tuning Management Pack – Processor	1	[**]	[**]
Internet Application Server Java Edition – Processor	1	[**]	[**]
Coherence Grid Edition – Processor	1	[**]	[**]
Coherence Real Time Client – Processor	1	[**]	[**]
Data Mining – Processor	1	[**]	[**]

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Exhibit B

CONVERTED AND REPLACED LICENSES EXHIBIT

Existing License	Existing Quantity	Existing Metric	CSI #
Oracle Database Enterprise Edition	[**]	Processor	14437688
Internet Application Server Java Edition	[**]	Processor	14437688
Oracle Database Enterprise Edition	[**]	Processor	14437688
Oracle Database Enterprise Edition	[**]	Processor	14437688
Oracle Database Enterprise Edition	[**]	Processor	15487628
Internet Application Server Java Edition	[**]	Processor	15487628
Internet Application Server Java Edition	[**]	Processor	13489791

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit C

ESTIMATED WORLDWIDE USAGE

USA

Program	License Quantity	License Type
Oracle Database Enterprise Edition	[**]	Processor
Oracle Real Application Clusters	[**]	Processor
Oracle Partitioning	[**]	Processor
Oracle Diagnostic Management Pack	[**]	Processor
Oracle Tuning Management Pack	[**]	Processor
Internet Application Server Java Edition	[**]	Processor
Coherence Grid Edition	[**]	Processor
Coherence Real Time Client	[**]	Processor
Data Mining	[**]	Processor

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Certificate of Electronic Delivery

This Certificate of Electronic Delivery is executed as of the effective date set forth below by NetSuite, Inc. (“you”) and relates to the electronic delivery of certain software programs provided by Oracle USA, Inc. (“Oracle”). This Certificate of Electronic Delivery shall be governed by the terms of the Oracle License and Services Agreement v040407 between you and Oracle dated 27-MAY-07 (the “agreement”).

1.	As of the date of this Certificate of Electronic Delivery, you agree that Oracle has provided you with an Internet URL through which you can download all the programs provided in the ordering document between Oracle and you dated , 2007 (the “ordering document”). You will have 60 days from the effective date of the ordering document to complete your download of the programs provided.

2.	You agree that Oracle has completed all of the delivery responsibilities required by the ordering document and the agreement and no additional shipment of the programs on tangible media (CD’s, Disks, Tapes, etc.) shall be provided or is required.

The Effective Date of this Certificate of Electronic Delivery is                     , 2007.

NetSuite, Inc.

By:
Name:
Title:

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AMENDMENT ONE

ORACLE CONTRACT INFORMATION

This amendment amends the Oracle License and Services Agreement V040407, dated May 27, 2007, and all amendments and addenda thereto (the “agreement”) between NetSuite, Inc. (you) and Oracle USA, Inc. (“Oracle”).

The parties agree to amend the agreement as follows:

1.	Section B Applicability of Agreement

Delete the sentence under Section B Applicability of Agreement, and replace with the following:

“You may place orders under this agreement for [**] from the effective date of this agreement.”

Subject to the modifications herein, the agreement shall remain in full force and effect.

The effective date of this amendment is                     , 2007.

NetSuite, Inc.	ORACLE USA, INC.

Authorized Signature:	Authorized Signature:
Name:	Name:
Title:	Title:
Signature Date:	Signature Date:

[**] – Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Exhibit D

PROPRIETARY APPLICATION HOSTING REGISTRATION FORM

Name of commercially available application/service offering:

Application/service description (please provide as much detail as possible):

Application description including the functions and objectives of the application/service offering (please provide as much detail as possible):

Application architecture (please provide a detailed description as to how the application will interact with the Oracle database, i.e. web based, multiplexing, client/server, etc.):

Does your application run on JAVA? (yes or no)

Physical location of the hardware and software being hosted:

Target Markets and users:

Expected number of end user companies:

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